EXHIBIT 99

COYOTE NETWORK SYSTEMS, INC.                                       NEWS RELEASE

Contact: Tony Squeglia
         Coyote Network Systems
         818-735-5385
         e-mail: A.Squeglia@cyoe.com

      Coyote Network Systems Cancels Proposed Acquisition of Apollo Telecom

Westlake Village, CA - April 20, 1999 - Coyote Network Systems (Nasdaq: CYOE) today announced it has cancelled its proposed acquisition of Apollo Telecom, Inc. for 350,000 shares of Coyote common stock, as previously announced on February 10,1999. Based in Salt Lake City, Utah, Apollo Telecom is an emerging carrier that offers international and domestic long distance services.

"We are disappointed that the acquisition of Apollo Telecom could not be completed as planned," stated Dan Latham, president and chief operating officer, Coyote Network Systems. "Recent downturns in Apollo's domestic business precluded the completion of the transaction."

Coyote announced that it will continue to work with Apollo KK as an Asian distributor of Coyote products. Apollo KK did not meet the contract minimums for the first year of the previously announced, three-year OEM distribution agreement, citing regulatory delays in product certification and poor economic conditions in the Asian markets. "Although Apollo KK is behind schedule, we have seen substantial activity in recent months, including the possible development of a technology center and strategic alliances introduced by Apollo KK. We view Apollo KK as an important business partner and look forward to continuing our work with them as the Japanese and Asian economies improve," stated Latham.

About Coyote Network Systems
Based in Westlake Village, CA, Coyote Network Systems provides telecom equipment, international long distance and network integration services. For more information, please visit the Company's Web site: http://www.cyoe.com, or call 1-818-735-5385.

The statements in this news release may be considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this news release. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company does not undertake to revise, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For more complete information, please refer to the Company's Form 10-K, Form 10-Q and other filings with the SEC.